Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS RECORD FIRST QUARTER EPS OF $1.15

Announces Plans for West Coast Facility

Affirms Full Year Sales, Gross Margin and Earnings Guidance

PRINCETON, NJ, MAY 6, 2011 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended April 1, 2011 of $83.6 million or $1.15 per share, compared to last year’s reported net income of $80.0 million or $1.11 per share. Earnings per share increased 4%.

First Quarter Review

Reported net sales for the first quarter increased 1.2% to $642.3 million. Organic sales also increased 1.2%, driven by solid volume growth of 3.2% offset by a 2.0% negative effect of mix and price. Organic sales excludes the impact of foreign exchange rate changes, acquisitions, divestitures, a discontinued product line and a change in customer delivery arrangements. Organic sales increased 1.1% for the total domestic and international consumer business.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our solid first quarter business results in what continues to be a difficult economic environment. The organic sales increase of 1.2% exceeded the Company’s expectations of flat to 1% organic sales growth. Consumption continues to be weak in the U.S. and was down in over half of our categories this quarter. However, consumer appeal for our high-quality premium and value-oriented products continues to be strong and we were able to increase share on five of our eight power brands. The other major headwind involved rising commodity costs, which we were able to largely offset through aggressive productivity programs resulting in a gross margin decline versus the year ago quarter of only 10 basis points. Despite these issues, we realized a healthy operating margin of 20.4% in the quarter.”

Consumer Domestic sales were $471.1 million, a $4.4 million increase or 0.9% above the prior year first quarter sales. First quarter organic sales increased by 0.7%, largely driven by higher sales of ARM & HAMMER Super Scoop cat litter, TROJAN condoms and ARM & HAMMER SPINBRUSH battery powered toothbrushes. These increases were partially offset by lower sales of our value toothpastes due to less frequent discounting and lower sales of OXICLEAN laundry additive which grew share in a soft category. Volume growth was approximately 4%, offset by an over 3% negative effect of price and mix in the quarter. The Company expects price/mix to be positive for the balance of the year.

Consumer International sales were $109.6 million, a $6.9 million increase or 6.8% above the prior year first quarter sales. Excluding the 3.8% favorable effect of foreign exchange rate changes, organic sales increased by 3.1%, primarily reflecting increased sales in France, Australia and U.S. exports.

Specialty Products sales were $61.6 million, a $3.6 million decrease or 5.5% below the prior year first quarter sales. Excluding a 1.1% favorable effect of foreign exchange rate changes and an 8.6% impact of a foreign subsidiary’s discontinued product line, organic sales for the first quarter increased by 2.2%, primarily due to growth in our animal nutrition and performance products businesses.

Gross margin contracted to 44.9% in the first quarter compared to 45.0% in the same quarter last year, reflecting higher commodity costs and trade promotion spending, largely offset by the benefits of cost reduction programs. Mid-year price increases for detergent and condoms are expected to mitigate a portion of the significant increases in the cost of resins, surfactants and latex.

Marketing expense was $69.2 million, or 10.8% of net sales, in the first quarter, about flat in comparison with the prior year first quarter. The marketing spending was focused principally on the Company’s eight power brands.

Selling, general, and administrative expense (SG&A) was $87.8 million in the first quarter, a $3.2 million increase over the prior year first quarter. SG&A as a percentage of net sales was 13.7% in the quarter, an increase of 40 basis points from the prior year first quarter. The increase in SG&A spending is primarily attributed to higher legal costs.

Operating income decreased 0.6% to $131.1 million in the first quarter compared to $132.0 million in the prior year first quarter. Operating margin contracted 40 basis points to 20.4%.

Other Income/Expense was lower by $6.2 million due to lower interest expense.

The effective tax rate in the first quarter was 36.5% compared to 36.2% in the prior year first quarter. The effective tax rate for the year is projected to be approximately 35%, after giving effect to the recently enacted New Jersey corporate income tax reform on April 28, 2011.

Net Debt and Free Cash Flow

For the quarter, the Company reported $79.5 million of net cash from operating activities compared to $72.0 million in the prior year. The increase in net cash from operating activities is primarily related to higher cash income somewhat offset by higher working capital. For the first quarter, the Company generated $ 72.7 million in free cash flow compared to $62.8 million in the prior period. Free cash flow is defined as net cash from operating activities less capital expenditures.

Capital expenditures in the first quarter were $6.8 million compared to $9.2 million in the 2010 first quarter. Full year capital expenditures are expected to be approximately $80 million which includes expenditures for our global information systems upgrade project and initial spending for a new manufacturing and distribution center.

At quarter end, the Company had net debt of $91 million (total debt of $250 million less cash of $159 million). The Company repaid the entire outstanding $90 million of Accounts Receivable Securitization debt in the quarter.

Two-for-One Stock Split

The Company previously announced that its Board of Directors had approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable on June 1, 2011 to stockholders of record as of May 16, 2011. The split will increase Church & Dwight’s total shares outstanding from approximately 71.5 million shares to 143 million shares.

West Coast Manufacturing and Distribution Center

The Company has decided to relocate a portion of its Green River Wyoming operations to Victorville, California in the first half of 2012 pending final local approvals. Specifically, the Company will be relocating the cat litter manufacturing operations and the distribution center to this southern California site to be closer to transportation hubs and our West Coast customers. The site will also produce liquid laundry detergent products. The new leased site is expandable to meet future business needs. The sodium bicarbonate operations and other consumer product manufacturing will remain at our Green River facility.

With respect to the new facility, Mr. Craigie said, “This move is part of our long-term commitment to expand gross margin by reducing complexity in our supply chain network and lowering manufacturing and distribution costs. The new facility will provide us with access to major population centers on the West Coast. This new site also will enable us to further expand both our liquid laundry and cat litter businesses and position our business to be among the industry leaders in low-cost production and distribution.”

The Company expects to invest approximately $30 million in capital expenditures and $8 million in transition expenses in connection with the opening of the Victorville site and the reduction in work force at our Green River facility. Capital expenditures related to the new project in 2011 are expected to be $11 million. The overall project is expected to result in charges that will reduce 2011 earnings by approximately $0.04 per share and 2012 earnings by approximately $0.03 per share. These charges relate primarily to accelerated depreciation of equipment at the Company’s Green River facility and one-time project expenses. The Company is maintaining its 2011 earnings outlook notwithstanding these charges.

Outlook for 2011

With respect to 2011, Mr. Craigie said, “Despite the weak economy, the consumer appeal of our unique portfolio of both value and premium brands continues to be strong as reflected in steady share gains on our eight power brands over the past four years, including five out of eight power brands in the latest quarter. These share gains are expected to continue in 2011 driven by two key factors: 1) excellent customer response to our new products which is delivering solid distribution gains across many of our key brands, and 2) our commitment to increasing marketing spending for the year in support of our power brands.”

“We continue to expect organic sales growth in the 3-4% range in 2011 led by new product shipments, broad distribution gains and price increases on over 10% of our portfolio. We expect volume to remain strong as price/mix becomes positive for the remainder of the year.”

“We continue to expect gross margin expansion of 50-100 basis points despite increasing commodity costs, which should be offset by our cost savings programs and our announced price increases. The net effect of these factors is that we remain confident in our previously announced earnings per share estimate of $4.35 to $4.40 in 2011, which is an increase of 10% to 11% over 2010 results, excluding the pension settlement charge of $0.21 per share in the fourth quarter of 2010.”

“In terms of the second quarter, we expect organic sales growth of 3-4% and earnings per share of $1.11-$1.13, up 8%-10%, which includes the benefit of a lower effective tax rate of approximately 31%.”

Church & Dwight will host a conference call to discuss first quarter 2011 results on May 6, 2011 at 10:00 a.m. (ET). To participate, dial in at 877-317-1485, access code: 62273267, (international: 706-643-6278, same access code: 62273267). A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code: 62273267). Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, positive contribution of price and product mix for the remainder of the year; distribution gains; organic sales growth and volume; gross margins; operating margins; increasing commodities costs; cost savings programs; the initiation, acceptance and effect of price increases on certain of the Company’s products; marketing spending; earnings per share growth; quarterly earnings per share; market share increases of the power brands; capital expenditures for the global information systems update; timetable, costs, capital expenditures, benefits and effect on Company earnings or operations relating to the relocation of certain operations to a new west coast manufacturing facility and distribution center and workforce reductions at the Green River facility; and anticipated effective tax rate for the year. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending. With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	Apr. 1, 2011	Apr. 2, 2010
Net Sales	$642.3	$634.6
Cost of sales	354.2	349.1

Gross profit	288.1	285.5
Marketing expenses	69.2	68.9
Selling, general and administrative expenses	87.8	84.6

Income from Operations	131.1	132.0
Equity in earnings of affiliates	2.2	1.3
Other income (expense), net	(1.7)	(7.9)

Income before non-controlling interest and taxes	131.6	125.4
Income taxes	48.0	45.4
Net Income of Non-Controlling Interest	—	—

Net Income attributable to Church & Dwight	$83.6	$80.0

Net Income per share - Basic	$1.17	$1.13
Net Income per share - Diluted	$1.15	$1.11

Dividend per share	$0.34	$0.14
Weighted average shares outstanding - Basic	71.4	70.8
Weighted average shares outstanding - Diluted	72.6	72.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Apr. 1, 2011	Dec. 31, 2010
Assets
Current Assets
Cash, equivalents and securities	$159.1	$189.2
Accounts receivable	248.5	231.1
Inventories	213.1	195.4
Other current assets	42.5	33.8

Total Current Assets	663.2	649.5

Property, Plant and Equipment (Net)	468.2	468.3
Equity Investment in Affiliates	9.7	9.2
Tradenames and Other Intangibles	868.7	872.5
Goodwill	857.3	857.4
Other Long-Term Assets	85.4	88.3

Total Assets	$2,952.5	$2,945.2

Liabilities and Stockholders’ Equity
Short-Term Debt	$—	$90.0
Other Current Liabilities	360.5	357.1

Total Current Liabilities	360.5	447.1

Long-Term Debt	249.7	249.7
Other Long-Term Liabilities	391.3	377.5
Stockholders’ Equity	1,951.0	1,870.9

Total Liabilities and Stockholders’ Equity	$2,952.5	$2,945.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	Apr. 1, 2011	Apr. 2, 2010

Net Income	$83.6	$80.0

Depreciation and amortization	19.4	18.2
Deferred income taxes	13.3	4.0
Gain on sale of assets	—	(1.0)
Asset impairment charges and other asset write-offs	0.1	0.2
Non cash compensation	1.8	1.8
Other	(1.2)	(0.5)

Changes in assets and liabilities:
Accounts receivable	(15.0)	(24.2)
Inventories	(14.9)	(13.1)
Other current assets	(6.6)	(3.7)
Accounts payable and accrued expenses	(23.5)	(17.3)
Income taxes payable	25.2	25.6
Excess tax benefits on stock options exercised	(2.2)	(3.0)
Other liabilities	(0.5)	5.0

Net cash from operating activities	79.5	72.0

Capital expenditures	(6.8)	(9.2)
Proceeds from sale of assets	—	8.2
Other	0.7	1.9

Net cash (used in) provided by investing activities	(6.1)	0.9

Net change in debt	(90.0)	(71.2)
Payment of cash dividends	(24.3)	(9.9)
Stock option related	8.0	8.4
Purchase of treasury stock	(0.1)	(0.1)

Net cash (used in) financing activities	(106.4)	(72.8)

F/X impact on cash	2.9	(0.6)

Net change in cash and investments	$(30.1)	$(0.5)

Product Line Net Sales

	Three Months Ended		Percent
	04/01/2011	04/02/2010	Change

Household Products	$303.8	$303.2	0.2%
Personal Care Products	167.3	163.5	2.3%

Consumer Domestic	471.1	466.7	0.9%
Consumer International	109.6	102.7	6.8%

Total Consumer Net Sales	580.7	569.4	2.0%
Specialty Products Division	61.6	65.2	-5.5%

Total Net Sales	$642.3	$634.6	1.2%

The following discussion addresses the non-GAAP measures used in this press release and, unless reconciling information is provided above, reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similarly named measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer shipping arrangements, foreign exchange rate changes and a discontinued product line, from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods excluding the change in customer shipping arrangements, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 04/01/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	1.2%	2.0%	0.9%	6.8%	-5.5%
Add:
Divestitures	0.4%	0.5%	0.6%	0.3%	0.2%
Change in Customer Shipping Terms	0.8%	0.9%	1.0%	—	—
Discontinued Product Line	0.9%	—	—	—	8.6%
Less:
Acquisition	1.4%	1.6%	1.8%	0.2%	—
FX	0.7%	0.7%	—	3.8%	1.1%

Organic Sales Growth	1.2%	1.1%	0.7%	3.1%	2.2%

The change in customer shipping arrangements reduced net sales due to the Company’s provision of a customer pick up program. Previously the cost to ship was included in cost of sales. The discontinued product line relates to the cessation of operations at a chemical site at a foreign subsidiary.

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Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures. Free cash flow is used by the Company’s management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow also is one of the measures used in determining management’s annual incentive award. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Please refer to the condensed cash flow statement for details.

Projected Percentage Increase in Earnings Per Share Growth

The press release contains the Company’s forecast of 2011 earnings per share of $4.35—$4.40, an increase of 10% to 11%, excluding the pension settlement charge of $0.21 per share in the fourth quarter of 2010. If the pension settlement charge was not excluded, the forecasted 2011 earnings would constitute an increase of 16% to 17%. Management believes the exclusion of the pension settlement charge is useful to investors because it enables investors to compare performance in 2010 and 2011, without augmenting the amount of the increase to give effect to an extraordinary charge that does not reflect the Company’s day-to-day operations.

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